Prospectus Supplement No. 7	Filed pursuant to Rule 424(b)(3)
to Prospectus dated July 7, 2006	File No. 333-133182
HEALTH BENEFITS DIRECT CORPORATION
     This document supplements the prospectus, dated July 7, 2005, relating to offers and resales of up to 33,550,000 shares of our common stock, including 8,650,000 shares issuable upon the exercise of warrants. This prospectus supplement is incorporated by reference into the prospectus. The prospectus was filed as part of our Registration Statement on Form SB-2, as amended (File No. 333-133182). This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.
     On April 5, 2007, we entered into a Consent and Lock-Up Agreement with Scott Frohman. Under the Consent and Lock-Up Agreement, we consented to the release from lock-up of 1,300,000 shares out of 1,559,007 shares of Common Stock (or securities exercisable for or convertible into shares of Common Stock) held by Mr. Frohman, or the Released Securities, that were locked up in favor of us until June 7, 2008 pursuant to the Separation Agreement between us and Mr. Frohman dated December 7, 2006. We consented to this release in consideration for a lock-up until May 23, 2008 by Mr. Frohman in favor of us of 50% of Mr. Frohman’s remaining 1,566,007 shares of Common Stock (or securities exercisable for or convertible into shares of Common Stock) that were otherwise locked up until November 23, 2007 under the Lock-Up Agreement between us and Mr. Frohman dated November 23, 2005. Prior to the Consent and Lock-Up Agreement, the lock-up restrictions in the Separation Agreement allowed Mr. Frohman to sell or otherwise transfer up to 50,000 shares of Released Securities in any given month. Under the Lock-Up Agreement, Mr. Frohman will not be entitled to this 50,000 share exception until on or after July 5, 2007 as it relates to the 259,007 shares of Released Securities that were not released from lock-up under the Consent and Lock-Up Agreement.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus any prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is April 6, 2007